Exhibit 1.1

OFFERING LISTING AGREEMENT

This Offering Listing Agreement (this “Agreement”) is effective this November 3, 2020, (the “Effective Date”) by and among GRIT BXING at Home LLC, a Delaware limited liability company (“Issuer”), and OpenDeal Broker LLC dba the Capital R (“ODB”), a New York limited liability company corporation. Issuer and ODB are hereby referred to collectively as the “Parties” or individually as a “Party”.

RECITALS

A. WHEREAS, ODB is a FINRA registered private placement broker-dealer;

B. WHEREAS, Issuer intends to issue certain securities in compliance with the Securities Act under the Securities Act pursuant to Regulation A/A+ to the extent described on Schedule A (“Private Security(ies)”);

C. WHEREAS, Issuer wishes to engage ODB, and ODB wishes to accept such engagement, to host the offering(s) of the Private Securities (each an “Offering” and if multiple, collectively the “Offerings”) and to perform related services with respect thereto.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and conditions set forth herein, and intending to be legally bound, the Parties hereby agree as follows:

1.	DEFINITIONS

1.1.	“Action” shall have the meaning set forth in Section 7.2 of this Agreement.

1.2.	“Affiliate” means any person that is directly or indirectly, through one or more intermediaries, Controlling, Controlled by, or under common Control with, one of the parties hereto. For purposes of this definition, “Control” shall mean possessing, directly or indirectly, the power to direct or cause the direction of the management, policies and operations of a person, whether through ownership of voting securities, by contract or otherwise.

1.3.	“Books and Records” shall have the meaning set forth in Schedule B-1.

1.4.	“Branding” means trademarks, service marks, domain names, logos, links, navigation and other indicators of origin.

1.5.	“Content” means any or all text, images, video, audio, graphics, and other data, products, materials, services, text, pointers, technology, code, language, functions and software, including Branding.

1.6.	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.7.	“Escrow Agent” a (i) Registered broker or dealer that carries customer or broker or dealer accounts and holds funds or securities for those persons; or (ii) Bank or credit union (where such credit union is insured by National Credit Union Administration) that has agreed in writing either to hold the funds in escrow for the persons who have the beneficial interests therein and to transmit or return such funds directly to the persons entitled thereto when so directed by ODB, or to maintain a bank or credit union account (or accounts) for the exclusive benefit of investors and the issuer.

1.8.	“Fees” shall have the meaning set forth in Section 3.1 of this Agreement.

1.9.	“FINRA” means the Financial Industry Regulatory Authority, Inc. or any successor thereto.

1.10.	“ODB Branding” means all Branding (other than from Issuer) used by ODB and includes any Branding provided by ODB to Issuer for use on the Issuer Site.

1.11.	“ODB Content” means the Content owned by, licensed for use by, or otherwise permitted to be used by ODB in any manner, which for the avoidance of doubt shall in no event include Issuer Content.

1.12.	“ODB Indemnified Parties” shall have the meaning set forth in Section 7.2 of this Agreement.

1.13.	“ODB Name” means, and includes, the name of ODB or any of its Affiliates, or the name of any member, stockholder, partner, manager or employee of ODB or any of its Affiliates, or any trade name, trademark, logo, service mark, symbol or any abbreviation, contraction or simulation thereof owned or used by ODB or any of its Affiliates.

1.14.	“Investor(s)” means persons who subscriber to Issuer’s offering of the Securities

1.15.	“Issuer Branding” means all Branding (other than from ODB) used by Issuer and includes any Branding provided by Issuer to ODB for use on the ODB Site.

1.16.	“Issuer Content” means the Content owned by, licensed for use by, or otherwise permitted to be used by Issuer in any manner, which for the avoidance of doubt shall in no event include ODB Content.

1.17.	“Issuer Indemnified Parties” shall have the meaning set forth in Section 7.3 of this Agreement.

1.18.	“Issuer Site” means those internet sites as set forth on Schedule A maintained by the Issuer or an Affiliate (not including ODB) of the Issuer for the purpose of offering the Private Securities.

1.19.	“Law” or “Legal Requirement” means any statute, law, ordinance, rule or regulation, or any order, judgment, or plan, of any court, arbitrator, department, agency, authority, instrumentality or other body, whether federal, state, municipal, foreign, self-regulatory or other that governs the activities of either of the Parties.

1.20.	“Losses” shall have the meaning set forth in Section 7.2 of this Agreement.

1.21.	“Material” means information that a reasonable Investor would consider important in deciding whether or not to purchase the Private Securities.

1.22.	“Offering” means the offering, pursuant to a registration statement under the Securities Act or an exemption therefrom, of Private Securities to Investors.

1.23.	“Private Placements Platform” means such technology owned, operated or made available by ODB, or an Affiliate of ODB, for Issuer’s use in the Offering of the Private Securities on the website located at https://republic.co.

1.24.	“Private Security(ies)” shall have the meaning set forth in the Recitals. This definition does not restrict the Parties to expand the scope of securities that may also include various public offerings.

1.25.	“SEC” means the U.S. Securities and Exchange Commission.

1.26.	“Securities Act” means the Securities Act of 1933, as amended.

1.27.	“Services” shall have the meaning set forth in Section 2 of this Agreement.

1.28.	“Subsidiary” means, with respect to any party, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that party or one or more of the other Subsidiaries of that party or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any party or one or more Subsidiaries of that person or a combination thereof.

1.29.	“Term” shall have the meaning set forth in Section 8.1 of this Agreement.

2.	INTRODUCED CUSTODIAL AND RELATED SERVICES

2.1.	Offering Facilitation Services. ODB shall provide a landing page to Issuer’s Offering on the Private Placements Platform and perform related services, including broker-dealer services, with respect to the Issuer to the extent explicitly contemplated by specific provisions contained in Schedule B-1 of this Agreement and shall not be responsible for any duties or obligations not specifically allocated to ODB pursuant to this Agreement, which services shall be contingent upon Issuer meeting its obligations as outlined in this Agreement including Schedule B-2, and as limited by Schedule C of this Agreement (the “Services”). ODB may also, in its sole discretion, take such actions as it reasonably deems necessary to perform due diligence or investigation with respect to the Issuer and/or any Offering at any time and from time to time.

2.2.	Exclusivity. During the Term, Issuer shall not establish, maintain or permit any other person to establish or maintain on its behalf a similar relationship with a broker, dealer, funding portal, custodian, clearing broker or transfer agent to perform the Services with respect to the Private Securities or other securities of the Issuer.

2.3.	Modifications to ODB Systems, Platforms and Operations. ODB upgrades and enhances its platform and amends, modifies and changes its operations and procedures on a consistent basis. ODB reserves the right, therefore, in its sole discretion, to change or modify the Services at any time and from time to time.

2.4.	No Discretionary Authority. Unless and only to the extent specifically described in any separate agreement between ODB and the Issuer: (a) ODB shall, at all times, act solely in a passive, non-discretionary capacity with respect to the Issuer and each Investor and shall not be responsible or liable for any investment decisions or recommendations with respect to the purchase or disposition of any Private Security or other assets; (b) ODB shall not be responsible for questioning, investigating, analyzing, monitoring, or otherwise evaluating any of the investment decisions of any Investor or reviewing the prudence, merits, viability or suitability of any investment decision made by any Investor, including the decision to purchase or hold the Private Securities or such other investment decisions or direction that may be provided by any individual or entity with authority over the relevant Investor; and (c) ODB shall not be responsible for directing investments or determining whether any investment by an Investor or any person or entity with authority to make investment decisions on Investor’s behalf is acceptable under applicable Law.

However, ODB reserves the right to perform due diligence and review suitability on each investor as required by regulation. Additionally ODB reserves the right to deny or oppose the transaction, if ODB, in its sole discretion, believes or has reason to believe that the investment is unsuitable for the investor, or if ODB believes or has reason to believe that the investor violated or may violate securities laws or anti-money laundering, and the issuer shall indemnify ODB for any such action taken by ODB.

2.5.	Offering Terms. ODB will provides the Services in conformance of the terms of the Offering, including providing the Services in conjunction with an (i) Escrow Agent (Prime Trust, LLC or such other party selected by ODB), or (ii) in conjunction with another third party mutually agreed to be the parties in associated with such Offering.

3.	FEES

3.1.	Services Fees. Issuer shall pay to ODB the fees specified in Schedule D to this Agreement (collectively, “Fees”). Issuer agrees to pay any invoice provided by ODB within (30) calendar days of receipt and understands that failure to make timely payment may result in the Services being suspended, discontinued or withdrawn.

3.2.	Regulatory Fees. FINRA Corporate Filing Fee for this Offering will be a pass through fee payable to ODB, from the Client, ODB to then forward it to FINRA as payment for the filing.

4.	NAMES, BRANDS, WEBSITES AND CONTENT

4.1.	Use of ODB Name, ODB Brand and ODB Content. Issuer shall not, and shall cause its representatives not to, without the prior written consent of ODB: (a) use in advertising, publicity, or otherwise any ODB Name, Brand or Content, or (b) represent, directly or indirectly, that Issuer, any Affiliate of Issuer, or any representative of Issuer or the Private Securities have been approved, endorsed, or recommended by ODB or any of its Affiliates. In addition, all use of the ODB Name, Branding or Content and all descriptive materials about the Services used by the Issuer on the Issuer Site or elsewhere, must be reviewed and approved by ODB, as to appearance, substance and placement, prior to use by Issuer. ODB may also require a “jump” or other interstitial page in connection with any links or references to ODB or any of its websites or otherwise if deemed necessary by ODB to ensure clear demarcation between any websites or content of ODB and any websites or content of Issuer. Issuer understands that any breach hereof may also cause a breach of Law, and Issuer will be liable hereunder for any failure to obtain such prior approval or otherwise comply with these provisions.

4.2.	Use of Issuer Name, Issuer Brand and Issuer Content. ODB shall not, and shall cause its representatives not to, without the prior written consent of Issuer use in advertising, publicity, or otherwise any Issuer Name, Brand or Content. In addition, all use of the Issuer Name, Branding or Content on the ODB Site must be reviewed and approved by Issuer, as to appearance, substance and placement, prior to use by ODB. Issuer may also require a “jump” or other interstitial page in connection with any links or references to Issuer or any of its websites or otherwise to ensure clear demarcation between any websites or content of Issuer and any websites or content of ODB. ODB understands that any breach hereof may also cause a breach of Law, and ODB will be liable hereunder for any failure to obtain such prior approval or otherwise comply with these provisions.

4.3.	No Responsibility for Issuer Site or Issuer Content. ODB is not preparing, endorsing, adopting, reviewing or approving in any way the Issuer Site or Issuer Content or any offering material, including any offering memorandum, or any other materials of any kind prepared by Issuer or on behalf of Issuer (even if prepared by ODB on behalf of Issuer) wherever it may appear, except to the extent that the Issuer Site, Issuer Content or other material specifically references ODB, and has been approved by ODB in writing, and then only to the limited extent of such reference. Notwithstanding the foregoing, in the event any of the information Issuer provided on, or through, the Issuer Site, Issuer Content, offering materials or otherwise, proves incorrect, outdated or otherwise Materially deficient, Issuer shall notify ODB, within twenty-four (24) hours of gaining knowledge of such occurrence, and work in good faith to amend the Issuer Site, Issuer Content, offering materials and the like to the parties’ mutual satisfaction.

4.4.	No License of Intellectual Property. No license or grant of any intellectual property of any nature whatsoever, including any Branding or Content, or any data, business method, patents or applications thereof or similar material shall be deemed granted, licensed or otherwise from either Party (or any Affiliate thereof) to the other (or any Affiliate thereof) under this Agreement provided in the event of a successful Offering, ODB may use Issuer’s name and or current logo, to inform the general public of those certain clients ODB has provided Services to, provided any use outside of “fair use” shall require Issuer’s consent, which may be provided, limited or retracted with respect to any such use.

5.	CONFIDENTIAL INFORMATION

5.1.	Confidential Information. Either Party or any Affiliate thereof may disclose to the other or an Affiliate thereof (the recipient being the “Receiving Party”) certain technical or other business information that is not generally available to the public, the specific terms of this Agreement, and/or personal information relating to any person (specifically including in the case of ODB, information relating to an Investor). All such information is referred to herein as “Confidential Information”. Notwithstanding the foregoing, the Books and Records as they pertain to the Private Securities (and with the permission of the Investors with respect to any personally identifying information) will be made available to Issuer and may only be used by Issuer and ODB in accordance with Law or as otherwise authorized by the Investor to whom the information pertains by affirmative or negative consent, as permitted.

5.2.	Use of Confidential Information. The Receiving Party agrees to use Confidential Information solely in conjunction with its performance under this Agreement, in conducting an Offering, and or as otherwise authorized by the Investor to whom the information pertains by affirmative or negative consent, as permitted, and not to disclose or otherwise use such information in any other fashion and to maintain such information with at least the standard of care it uses to protect its own Confidential Information, but in no event less than a reasonable standard of care.

5.3.	Information not deemed Confidential Information. The Receiving Party will not be required to keep confidential such Confidential Information to the extent that it: (a) becomes generally available without fault on its part; (b) is already rightfully in the Receiving Party’s possession prior to its receipt from the disclosing Party as evidenced by contemporaneous written documentation; (c) is independently developed by the Receiving Party as evidenced by contemporaneous written documentation; (d) is rightfully obtained by the Receiving Party from third parties; or (e) is otherwise required to be disclosed by law or judicial process.

5.4.	Permissible Disclosure. Information related to this Agreement shall be deemed Confidential Information, but in the event either Party wishes to disclose such information or is required to do so by law, rule or regulation, such Party shall seek the prior written consent of the other, and such consent shall not be unreasonably withheld.

5.5.	Disclosure Consent. Unless required by Law, including but not limited to regulatory or judicial requests for information (whether formal or informal), or to assert its rights under this Agreement, and except for disclosure on a “need to know basis” to its own employees, and its legal, investment and financial advisers, other professional advisers or others as authorized by the Investor to whom the information pertains by affirmative or negative consent, as permitted, on a confidential basis (in each case pursuant to written agreements with each such person requiring it to maintain such information as confidential to the same extent as if it were a party to this Agreement), each Party agrees not to disclose the Confidential Information without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

5.6.	Survival. This Section 4.4 shall survive for a period of three (3) years beyond termination of this Agreement, except with respect to Confidential Information that is personal or identifying information regarding or relating to an Investor, in which case this Section 4.4 shall be indefinite, unless in the case of Issuer such disclosure is authorized by the relevant Investor in connection with the Private Securities and in the case of ODB, is otherwise permitted by Law.

6.	REPRESENTATIONS, WARRANTIES AND COVENANTS

6.1.	Mutual Representations and Warranties. Each Party represents and warrants to the other Party that:

a.	it is duly organized and validly existing under the laws of the jurisdiction of its establishment;

b.	it has the full power and authority to enter into this Agreement and to perform its obligations under this Agreement;

c.	it has obtained all Material consents and approvals and taken all actions necessary for it to validly enter into and give effect to this Agreement and to engage in the activities contemplated and perform its obligations under this Agreement;

d.	this Agreement will, when executed, constitute lawful, valid and binding obligations on it, enforceable in accordance with its terms; and

e.	neither the execution and delivery of this Agreement, nor the performance by such Party of its obligations hereunder will (i) violate any Legal Requirement, (ii) require any authorization, consent, approval, exemption or other action by or notice to any government entity, or (iii) violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under the governing documents of such Party or any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which such Party is a party or by which such Party or any of its assets or properties may be bound or affected.

6.2.	Issuer Representations, Warranties and Covenants. Issuer represents, warrants and covenants to ODB that:

a.	the Private Securities are, and during the Term shall remain, registered or exempt from the registration requirements of the Securities Act, and the rules and regulations promulgated thereunder, and are, and during the Term shall remain, registered or exempt from the registration requirements of any state where Issuer from time to time will offer such securities;

b.	it will not, during the Term, either (i) act as a “broker” or “dealer” as those terms are defined under the Exchange Act or otherwise in a capacity under any other Law that is not permitted, unless pursuant to an applicable exemption, or provide investment advice with respect to any Investor or (ii), with respect to any Investor, hold or have access to any funds or securities, or extend credit for the purpose of purchasing securities through ODB, including specifically the Private Securities; and

c.	Issuer owns the Issuer Brand, Issuer Site and Issuer Content and/or has the right to grant the licenses and/or rights of use as contemplated by this Agreement.

6.3.	ODB Representations, Warranties and Covenants. ODB represents, warrants and covenants to Issuer that:

a.	it is, and during the term of this Agreement will remain, duly registered and in good standing as a broker-dealer with the SEC and is a member firm in good standing with FINRA; and

b.	ODB, with its Affiliates, owns the ODB Brand, ODB Site and ODB Content and/or has the right to grant the licenses and/or rights of use as contemplated by this Agreement.

6.4.	Disclaimer of Warranties. THE SERVICES ARE PROVIDED ON AN “AS IS” AND “AS AVAILABLE” BASIS. ODB SPECIFICALLY DISCLAIMS ANY AND ALL WARRANTIES FOR THE SERVICES, EXPRESS OR IMPLIED, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. NEITHER ODB NOR ANY AFFILIATE OF ODB WARRANTS THAT THE SERVICE WILL MEET ISSUER’S OR ANY INVESTOR’S REQUIREMENTS OR THAT THE SERVICES WILL BE UNINTERRUPTED OR ERROR-FREE. NO ORAL OR WRITTEN INFORMATION GIVEN BY ODB OR ITS AFFILIATES SHALL CREATE ANY WARRANTIES OR IN ANY WAY INCREASE THE SCOPE OF ODB’S OBLIGATIONS HEREUNDER.

7.	LIMITATIONS OF LIABILITY; INDEMNIFICATION

7.1.	Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO ANOTHER PARTY FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OF ANY NATURE, EVEN IF SUCH PARTY SHALL HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING SHALL APPLY REGARDLESS OF THE NEGLIGENCE OR OTHER FAULT OF ANY PARTY AND REGARDLESS OF WHETHER SUCH LIABILITY SOUNDS IN CONTRACT, NEGLIGENCE, TORT, STRICT LIABILITY OR ANY OTHER THEORY OF LIABILITY.

7.2.	ODB Indemnification. Issuer agrees to indemnify, defend and hold ODB and its Affiliates and their respective officers, directors, agents and employees (each a “ODB Indemnified Party” or, collectively, “ODB Indemnified Parties”) harmless against any investigation, claim, action, or proceeding (including a regulatory inquiry, whether formal or informal or any arbitration or court action) (“Action”) brought by an Investor, court, regulator or self-regulatory organization asserting jurisdiction over the ODB Indemnified Party or by any other party against any ODB Indemnified Party if such Action relates to the Issuer, any Affiliate of Issuer, the Securities, the Offering, the marketing and advertising thereof, or that results from any material action, inaction, omission, misstatement or statement of Issuer or any person acting in connection with Issuer or on Issuer’s behalf (other than any misstatement or statement about ODB provided by ODB) arising out of or based upon (a) the Issuer Site or the offering circular, including any amended versions thereof; (b) any Material breach or alleged Material breach of any of Issuer’s representations, warranties, covenants or agreements hereunder and including any representations, warranties, covenants or agreements contained in the Schedules to this Agreement; (c) any breach or alleged breach of confidentiality or privacy relating to Issuer’s failure or alleged failure to treat any Investor’s personal or identifying information as confidential; and (d) infringement or misappropriation by Issuer of any third party’s property and/or intellectual property rights, including, but not limited to, patents, trademarks, copyrights, trade secrets and publicity rights. Further, Issuer shall indemnify and defend the ODB Indemnified Parties against all expenses, fees (including reasonable attorney’s fees and other legal expenses), losses, claims, damages, demands, liabilities, judgments (including fines and settlements), costs of investigation or responding to inquiries or otherwise (“Losses”) incurred by or levied or brought against the ODB Indemnified Parties arising out of, or related to, Actions warranting indemnification pursuant to this Section 7.2 as such Losses arise.

Promptly after receipt by a ODB Indemnified Party of notice of any claim or the commencement of any Action with respect to which a ODB Indemnified Party is entitled to indemnity hereunder, ODB will notify Issuer in writing of such claim or of the commencement of such Action, and the Issuer, if requested by the ODB Indemnified Party, will assume the defense of such Action and will employ counsel reasonably satisfactory to the ODB Indemnified Party and will pay the fees and expenses of such counsel, provided that any failure to promptly notify Issuer shall not affect the indemnification right of a ODB Indemnified Party except to the extent that the Issuer is Materially prejudiced by such failure. Notwithstanding the preceding sentence, the ODB Indemnified Party will be entitled to employ counsel separate from counsel for the Issuer and from any other party in such action if counsel for the ODB Indemnified Party reasonably determines that it would be a conflict of interest for the same counsel to represent both parties. In such event, the reasonable fees and disbursements of no more than one such separate counsel will be paid by the Issuer, in addition to local counsel. If the ODB Indemnified Party elects the Issuer to assume the defense of such Action, Issuer will have the exclusive right to settle the claim or proceeding, provided that Issuer will not settle any such claim or Action without the prior written consent of the ODB Indemnified Party, which consent shall not be unreasonably withheld. If the ODB Indemnified Party assumes the defense (with payment of any related costs and expenses by Issuer), the ODB Indemnified Party will have the exclusive right to settle the claim or proceeding, provided that the ODB Indemnified Party will not settle any claim or Action without the prior written consent of the Issuer, which consent shall not be unreasonably withheld.

7.3.	Issuer Indemnification. ODB agrees to indemnify, defend and hold Issuer and its Affiliates and their respective officers, directors, agents and employees (each an “Issuer Indemnified Party” and, collectively, “Issuer Indemnified Parties”) harmless against any Action brought by an Investor, Investor, court, or regulator asserting jurisdiction over the Issuer Indemnified Party or by any other party against any Issuer Indemnified Party relating to ODB, any Affiliate of ODB or the Services, insofar as the Action arises out of or is based upon (a) the ODB Site; (b) any misstatement or statement about ODB provided by ODB to the Issuer in connection with this Agreement; (c) any Material breach or alleged Material breach of any of ODB’s representations, warranties, covenants or agreements hereunder and including any representations, warranties, covenants or agreements contained in the Schedules to this Agreement; (d) any breach or alleged breach of confidentiality or privacy relating to ODB’s failure or alleged failure to treat any Investor’s personal or identifying information as confidential; (e) any and all commitments, representations, warranties or statements of any kind by ODB to any third party regarding the use of the ODB Site; and (f) infringement or misappropriation by ODB of any third party’s property and/or intellectual property rights, including, but not limited to, patents, trademarks, copyrights, trade secrets and publicity rights; and (g) any Action brought by an Investor, court, regulator or self-regulatory organization asserting jurisdiction over the ODB Indemnified Party. Further, ODB shall indemnify the Issuer Indemnified Parties against all Losses incurred by or levied or brought against the Issuer Indemnified Parties arising out of, or related to, Actions warranting indemnification pursuant to this Section 7.3 as such Losses arise.

Promptly after receipt by an Issuer Indemnified Party of notice of any claim or the commencement of any Action with respect to which an Issuer Indemnified Party is entitled to indemnity hereunder, Issuer will notify ODB in writing of such claim or of the commencement of such Action, and ODB, if requested by the Issuer Indemnified Party, will assume the defense of such Action and will employ counsel reasonably satisfactory to the Issuer Indemnified Party and will pay the fees and expenses of such counsel provided that any failure to promptly notify ODB shall not affect the indemnification rights of an Issuer Indemnified Party except to the extent that ODB is Materially prejudiced by such failure. Notwithstanding the preceding sentence, the Issuer Indemnified Party will be entitled to employ counsel separate from counsel for ODB and from any other party in such action if counsel for the Issuer Indemnified Party reasonably determines that it would be inappropriate or ill-advised for the same counsel to represent both parties. In such event, the reasonable fees and disbursements of no more than one such separate counsel will be paid by ODB, in addition to local counsel. If the Issuer Indemnified Party elects ODB to assume the defense of such Action, ODB will have the exclusive right to settle the claim or proceeding, provided that ODB will not settle any such claim or Action without the prior written consent of the Issuer Indemnified Party, which consent shall not be unreasonably withheld. If the Issuer Indemnified Party assumes the defense (with payment of any related costs and expenses by ODB), the Issuer Indemnified Party will have the exclusive right to settle the claim or proceeding, provided that the Issuer Indemnified Party will not settle any claim or Action without the prior written consent of ODB, which consent shall not be unreasonably withheld, delayed or conditioned.

7.4.	No Claim Preclusion. Nothing in this Section 7.4 shall be construed to preclude either Party from making any claim against the other arising out of a failure to perform obligations under this Agreement. Neither Party shall be precluded from claiming or commencing an action for contribution to any amounts the other may be required or otherwise agree to pay to an Investor or other third party, including a regulator, with jurisdiction over the Services.

8.	TERM AND TERMINATION

8.1.	Term. This Agreement shall be effective on the Effective Date and continue in force until the later of (i) so long as the Private Securities remain on the Private Placements Platform or (ii) all fees due to ODB pursuant to Section 3 have been remitted in full (the “Term”), unless otherwise terminated pursuant to the provisions of this Section 8.1, provided in the event of any fee dispute pursuant to Section 8, such fee dispute shall not prevent the termination of this Agreements non-surviving provisions.

8.2.	Termination Without Cause. This Agreement may be terminated without cause by either Party, upon thirty (30) days prior written notice, if there are no Investors or, if there are Investors, after a reasonable time to implement the orderly transition specified in Section 8.6.

8.3.	Termination for Regulatory, Legal, Reputational or Other Risks.

a.	In the event that any due diligence or investigation results in findings that would pose regulatory, legal, reputational or other risks to ODB, ODB shall provide Issuer notice of such risks and a reasonable opportunity to cure them. If the risks are not addressed or cured to ODB’s reasonable satisfaction, ODB may terminate this Agreement. ODB will facilitate the orderly transition of the custody of the Private Securities to such person designated by the Issuer in accordance with Section 8.8.

b.	In ODB’s sole discretion, if the risks described in Section 8.3(a) are of sufficient size, significance or immediacy that a delay in termination of this Agreement would be inappropriate, ODB may terminate this Agreement immediately.

c.	If ODB shall no longer be in good standing as a broker-dealer with the SEC or a member firm in good standing with FINRA or is the subject or target of any regulatory investigation related to (i) material deficiencies with ODB or (ii) ODB’s acts with respect to the Offering, then Issuer may terminate this Agreement immediately.

8.4.	Termination for Cause or Insolvency. Either Party may terminate this Agreement immediately if the other Party is in breach of any Material obligation herein or in the Schedules attached to this Agreement, and (i) such breach is incapable of being cured, or (ii) if such breach is capable of cure, such breach is not cured within thirty (30) days after receipt of written notice of such breach from the non-breaching Party, or within such additional cure period as the non-breaching Party may authorize;

a.	voluntarily or involuntarily becomes the subject of a petition in bankruptcy or of any proceeding relating to insolvency, receivership, liquidation or composition for the benefit of creditors;

b.	admits in writing its inability to pay its debts as they become due;

c.	fails to provide notice and take corrective action, as specified in Section 4.3.

8.5.	Termination for Force Majeure. In the event of a force majeure that lasts longer than thirty (30) days, the Party not experiencing the force majeure event may terminate this Agreement upon written notice to the other Party.

8.6.	Compliance with Laws. If at any point during the Term, either Party’s performance under this Agreement conflicts or threatens to conflict with any Legal Requirement, such Party may suspend performance under this Agreement and negotiate in good faith to amend this Agreement so that each Party’s performance hereunder complies with such Legal Requirement. If after thirty (30) days, the parties are unable to agree on a mutually acceptable amendment, either Party may immediately terminate this Agreement upon written notice to the other Party.

8.7.	Actions Upon Termination. Upon the termination of this Agreement, Issuer shall remove all references to any ODB Name, Branding and Content from the Issuer Site or Issuer Content and terminate all links on the Issuer Site to any ODB Site. ODB shall remove all references to Issuer Name, Branding and Content and terminate all links on the ODB Site to any Issuer Site. Each Party shall upon request promptly return all Confidential Information, documents, manuals and other materials stored in any form or media (including but not limited to electronic copies) belonging to the other Party, except as may be otherwise provided in this Agreement or required by Law.

8.8.	Termination Fee. Termination Fees are set forth in Schedule D.

8.9.	Cooperation. In all events, if there are one or more Investors at the time of termination, the Parties will cooperate in planning and implementing an orderly transition of the custody of the Private Securities to such person designated by the Issuer authorized under applicable Law to assume custody of the securities, or to the Issuer itself if it is authorized to hold such securities in custody, or to such other person selected by ODB if Issuer does not so select such person within a reasonable period not to exceed ninety (90) days. In all events, Issuer shall pay the reasonable costs of such transition. As part of such a transition, the parties agree to seek the affirmative or negative consent of Investors to the sharing of Confidential Information necessary for their transition.

9.	ARBITRATION

9.1.	Arbitration Proceedings Disclosure. The parties hereby agree that any controversy under or in connection with this Agreement will be subject to arbitration and agree and acknowledge the following with respect to arbitration proceedings:

a.	Arbitration is final and binding on the parties;

b.	The parties are waiving their right to seek remedies in court, including the right to a jury trial;

c.	Pre-arbitration discovery generally is more limited than and different from court proceedings;

d.	The arbitrators’ award is not required to include factual findings or legal reasoning;

e.	A Party’s right to appeal or to seek modification of rulings by the arbitrators is strictly limited; and

f.	The panel of arbitrators may include a minority of arbitrators who were or are affiliated with the securities industry.

9.2.	Arbitration Agreement. Any controversy between the parties arising out of this Agreement shall be submitted to arbitration conducted before FINRA Dispute Resolution before a panel of three arbitrators, and in accordance with FINRA rules. Arbitration must be commenced by service upon the other Party of a written demand for arbitration or a written notice of intention to arbitrate. Proceedings and hearings will take place in New York, New York. Both parties waive any right either of them may have to institute or conduct litigation or arbitration in any other forum or location, or before any other body. Arbitration is final and binding on both parties. An award rendered by the arbitrator(s) may be entered in any court of applicable jurisdiction over the parties. Each party shall bear its own expenses, including legal fees and disbursements, and the costs of that arbitrator shall be borne one half by each party. Each party shall choose one arbitrator and the chosen arbitrators shall select the third arbitrator; provided that if the chosen arbitrator are unable to select the third arbitrator such arbitrator shall be selected in accordance with the rules of FINRA. An awarded render by the arbitrator(s) shall be selected in any court of applicate jurisdiction of the parties.

10.	GENERAL TERMS AND CONDITIONS

10.1.	Compliance with Law. Each Party shall comply with any Legal Requirement applicable to the performance of its obligations hereunder.

10.2.	Non-exclusive ODB Relationship. ODB reserves the right, without obligation or liability to the Issuer, to market and provide either directly, through other parties, or through any other type of distribution channel, services to others that are the same as or similar to the Services.

10.3.	No Agency. Neither Party is an agent, representative or partner of the other Party. Neither Party shall have any right, power or authority to enter into any agreement for or on behalf of, or to incur any obligation or liability for, or to otherwise bind, the other Party. This Agreement shall not be interpreted or construed to create an association, joint venture, co-ownership, co-authorship, or partnership between the parties or to impose any partnership obligation or liability upon either Party.

10.4.	Amendments and Modifications. No change, amendment or modification of any provision of this Agreement will be valid unless set forth in writing and signed by the Parties.

10.5.	Assignment. Issuer shall not assign, sublicense or otherwise transfer this Agreement or any right, interest or benefit hereunder, except by operation of law, without the prior written consent of ODB, which consent may be withheld in ODB’s sole discretion. ODB shall have the right to assign, sublicense or otherwise transfer this Agreement or any right, interest or benefit hereunder, including an assignment by operation of law, to any affiliate of ODB that is properly authorized under applicable Law to provide the Services by giving notice to Issuer within thirty (30) days of any of the actions listed herein.

10.6.	Governing Law. This Agreement shall be interpreted, construed and enforced in all respects in accordance with the laws of the State of New York, except with respect to the choice of law provisions therein or to the extent inconsistent with FINRA Rules applicable to an arbitration proceeding under Section 8.9.

10.7.	No Waiver. The failure of either Party to insist upon or enforce strict performance by the other Party of any provision of this Agreement or to exercise any right under this Agreement shall not be construed as a waiver or relinquishment to any extent of such Party’s right to assert or rely upon any such provision or right in that or any other instance; rather the same shall be and remain in full force and effect.

10.8.	Notice. Any notice required or permitted under this Agreement shall be in writing and delivered to the receiving Party’s principal place of business as set forth on the signature block to this Agreement in a manner contemplated in this Section 10.8 and addressed to the attention of its General Counsel, Chief Compliance Officer or equivalent. Notice shall be deemed duly given (a) if delivered by hand, when received, (b) if transmitted by email, upon confirmation that the entire document has been successfully received, (c) if sent by recognized overnight courier service, on the business day following the date of deposit with such courier service so long as the deposit was made by that overnight courier service’s deadline or on the second business day following the date of deposit if after that overnight courier service’s deadline, or (d) if sent by certified mail, return receipt requested, on the third business day following the date of deposit in the United States mail.

10.9.	Entire Agreement. This Agreement and the Schedules hereto and incorporated herein by reference constitute the entire agreement between the Parties and supersede any and all prior agreements or understandings between the parties with respect to the subject matter hereof. Neither Party shall be bound by, and each Party specifically objects to, any term, condition or other provision or other condition which is different from or in addition to the provisions of this Agreement (whether or not it would Materially alter this Agreement) and which is proffered by the other Party in any purchase order, correspondence or other document, unless the Party to be bound thereby specifically agrees to such provision in writing.

10.10.	Severability; Survival. In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed or if any such provision is held invalid by a court with jurisdiction over the parties to this Agreement, such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable Law, and the remainder of this Agreement shall remain in full force and effect. All provisions herein that by their terms or intent are to survive the termination of this Agreement shall so survive, specifically including Sections 3, 4.4, 6, 7 and 9.

10.11.	Headings. The headings used in this Agreement are for convenience only and are not to be construed to have legal significance.

10.12.	Third Parties. This Agreement is between the Parties hereto and is not intended to confer any benefits on third parties including, but not limited to, Investors.

10.13.	Force Majeure. Neither Party will be liable for delay or default in the performance of its obligations under this Agreement if such delay or default is caused by conditions beyond its reasonable control, including, but not limited to, fire, flood, accident, earthquakes, telecommunications line failures, storm, acts of war, riot, acts of terrorism, government interference, strikes and/or walk-outs. In addition, ODB shall not be responsible for downtime or other problems with any website, including the ODB website, caused by any public or third party private network, including the Internet or any communications carrier network, or computer hardware or software problems regardless of whether they arise in the ordinary course of business or constitute extraordinary events.

[Signature Page Follows]

This Agreement contains an arbitration agreement.

IN WITNESS HEREOF, the parties hereto have caused this Agreement to be executed by duly authorized officers or representatives as of the Effective Date.

ODB:	OPENDEAL BROKER LLC DBA THE CAPITAL R

	By:	/s/ Gerard Visci
Gerard Visci, Chief Compliance Officer
Address: 1345 Avenue of the Americas, Floor 15, New York, NY 10105

Issuer:	GRIT BXING at Home LLC

	By:	/s/ William Zanker
William Zanker, Managing Member
Address: 9 East 16th Street, New York, NY 10003

SCHEDULE A – Private Securities and Internet Sites Used for Offering Such Securities

1.	Description of the Securities and the registration exemptions such Securities are offered under.

Equity securities.

2.	URLs for Internet Sites Used for directing potential Investor to the Offering of such Securities or N/A:

N/A

SCHEDULE B-1 – SERVICES

Pursuant to Section 2 of the Agreement, ODB agrees to provide, perform or make available the following to Issuer:

1.	Execution of Private Securities. After the Issuer has successful closed on an Investor’s subscription ODB will, in the ordinary course, and consistent with ODB’s policies and procedures as in existence from time to time, provide technical services to allow the Issuer to execute and deliver evidence of the Securities to the relevant Investor.

2.	Use of the ODB Private Placements Platform. ODB will make tools available to Issuer for the Issuer to perform or ODB to perform on behalf of Issuer, the following activities with respect to the Private Placements Platform:

a.	display information regarding the Offering as provided and instructed by the Issuer or an agent of the Issuer, including, but not limited to the number of units of the Private Securities available, price, and terms;

b.	enable Investors to view such documents as the Issuer has created and determines to make available to potential investors relating to the Private Securities, including, but not limited to, an offering circular or a private placement memorandum and subscription agreement or other similar offering materials;

c.	provide information provided by Investors relating to their qualifications to purchase the Private Securities, including presenting Issuers with successfully submitted subscription requests for review;

d.	verify that an Investor has the appropriate status to purchase the Private Securities based on the status requirements specified by the Issuer on the Private Placement Platform (in connection with such verification, ODB relies solely on the information or documents with respect to net worth or income as provided by such Investor to ODB, on the representation of verified status from a certified public accountant or licensed attorney or other person reasonably capable of providing such attestation, or such other third party services that ODB reasonably believes can provide such verification. ODB cannot and will not represent or warrant that such information or documents are accurate or complete and disclaims liability for any determination by ODB of such status in reliance on such information, documents or representations to the extent that ODB has a reasonable belief that it has relied in good faith on such information or attestation or service); ODB will provide a mechanism for the issuer to review, accept or reject subscribers to its offering;

e.	provide Investors with a mechanism to view the status of their subscription and the date that the issuer has set for cash required for closing;
f.	record identifying information regarding Investors and their holdings; and

g.	provide services that allow an Investor to send consideration for the Private Securities either to an escrow agent (in which case a separate escrow fee agreement between such escrow agent and the Parties must be entered in to) or directly to the Issuer, as determined by the Parties.

SCHEDULE B-2 – Obligations of Issuer in Connection with Services

Notwithstanding the Services as provided under the Agreement, Issuer solely is responsible for maintaining all records of Private Securities and for maintaining accurate and complete records of the aggregate total units of Private Securities sold and redeemed by Issuer through the ODB Private Placements Platform. Pursuant to its obligations, Issuer shall:

1.	based upon the Books and Records provided by ODB or an Affiliate of ODB, or contracted third-party vendor, from time to time, maintain an accurate and complete record on its official books and records of the number of units (which may be in aggregate if permitted by Law) of Private Securities held by Investors;

2.	maintain an accurate and complete record on its official books and records of the number of units of Private Securities, if any, held by ODB for ODB’s own benefit, or if certificated, deliver to ODB an original, duly issued and outstanding unit certificate in the name of “ODB Capital Corporation.” in an amount equal to the number of units of Private Securities held by ODB;
3.	provide ODB, pursuant to such methods as ODB may reasonably require, with the details of, and all monies associated with any dividend, interest, principal or other payment due to Investors and a detailed record of the recipients and amounts to be credited thereto and any tax reporting codes in a manner required by ODB from time to time in order for ODB to credit Investors with such payments on a timely basis and to produce relevant tax documentation therefrom (it is agreed that Issuer shall produce or cause to be produced by third parties on behalf of Issuer, at Issuer’s expense, any Schedule K-1’s or similar documents for delivery by ODB to Investors); and; and

4.	provide to ODB, in such form and at such time as ODB may reasonably request, a copy of any documentation, memoranda, agreements or other documents or information that ODB believes is necessary for it to satisfy any filing, reporting or other applicable legal requirements it may have relating to the custody of the Private Securities.

SCHEDULE C – Services Specifically NOT Provided

Notwithstanding anything to the contrary contained in these Schedules or this Agreement, unless otherwise specifically agreed to in this Agreement or in a separate written agreement between the Parties, the following services specifically are NOT provided by ODB or any Affiliate of ODB under this Agreement:

1.	No Investment Banking, Underwriting, Advice or Advisory Service. ODB is not providing investment banking or underwriter services to Issuer, acting as an underwriter or selling group member and has no role in the issuance of the Private Securities, and ODB is not providing any advice or advisory services in connection with the Services as set forth in Schedule B, is not recommending the Private Securities or the Offering, and is not making any suitability determinations with respect to any Investor. ODB is not committing to and does not intend to purchase any of the Private Securities for its own account or that of an Affiliate.

2.	No Approval of Issuer Content. ODB is not preparing, endorsing, adopting, or approving in any way any offering memoranda or other offering documents, SEC, state or other regulatory filings, or any sales or marketing material or Issuer Content, specifically including any Issuer Sites, or any other material or Content of any kind wherever they may appear except to the extent that such websites, material or Content specifically reference the ODB Name, Branding, Content, or descriptive materials about the Services, and then only to the extent of such references and specifically not including other portions of such website or materials provided ODB reserves the right to reject Issuer Content it deems non-compliant.

3.	No Setting, Reviewing or Guaranteeing of Price, Tax or Other Data. ODB is not setting, calculating, creating, approving, endorsing, adopting, reviewing, recommending or guaranteeing any price for the Private Securities, or giving any opinion with respect to the accuracy, reliability or completeness of any data or information about the Private Securities appearing on a ODB Site or elsewhere. ODB is relying on the Issuer for all such data and information. ODB is not preparing or calculating any tax statements or documentation on behalf of Issuer, specifically including Schedule K-1s, except for those tax documents normally and usually included as part of a brokerage account (such as 1099s).

4.	No Offering of Issuer Securities. ODB is not selling, distributing, offering for sale or marketing, or participating in any sale, distribution, offer or marketing, in any way the Private Securities under this Agreement.

SCHEDULE D – Fees and Other Costs

1.	Offering Set-up and Processing Fees. The cash fee paid to ODB from the proceeds of the Offering will be determined pursuant to the following schedule:

a.	For the dollar value of the securities sold to Investors pursuant to each Offering up to but not in excess of $625,000:
i.	Zero percent (0%) to ODB; and

ii.	One-hundred percent (100%) to the Issuer;

b.	For the dollar value of the securities sold to Investors pursuant to each Offering greater than $625,000 but not in excess of $4,125,000:
i.	Four percent (4%) to ODB; and

ii.	Ninety-six percent (96%) to the Issuer;

c.	For the dollar value of the securities sold to Investors pursuant to each Offering in excess of $4,125,000:
i.	Three and one-half percent (3.5%) to ODB; and

ii.	Ninety-six point five percent (96.5%) to the Issuer;

provided the minimum fee to ODB of the greater of (a) $50 per Investor per Offering, or (b) $20,000 per Offering.

2.	Securities Commission. A securities commission equivalent to one percent (1%) of the dollar value of the securities sold to Investors pursuant to each Offering at the time of closing.

3.	Fee for Termination Prior to Closing. If after ODB has setup an Offering to be displayed on the Private Placements Platform and the Issuer has met the minimum investment amount necessary to perform a closing, the Issuer cancels or decides not to pursue the offering prior to the final closing of the Offering, the Issuer shall immediately pay to ODB the greater of (a) $50,000; (b) all costs incurred by ODB in enabling the Offering to be listed on the Private Placements Platform; or (c) a dollar amount equal to the Offering Processing Fees listed in section 1 of this Schedule D based upon the dollar value of the maximum amount of securities that is offered under the Offering; except that if an Issuer through its best efforts is unable to meet the minimum investment amount necessary to perform a closing, or if circumstances beyond the control of the Issuer make a closing impossible, then this Fee for Termination Prior to Closing will not apply. For the avoidance of doubt, if the Issuer has not made such best efforts and a closing is possible but the Issuer then terminates an Offering, such fee shall apply. Further, if the Issuer wishes to raise capital outside of this Agreement for a period of one (1) year after the final Closing of the Offering, the Issuer must seek and receive written approval from ODB for that offering. If the Issuer fails to obtain that approval, which shall not be unreasonably withheld, Issuer will pay the maximum Fee for Termination Prior to Closing.

4.	Fee for Termination Pursuant to Section 8. For terminations pursuant to Sections 8.2, 8.3 or 8.4, Issuer shall at the date of termination pay the greater of (a) $25,000, or (b) the current number of Investors of Private Securities as established at the time of transition, multiplied by $250, provided and solely for the avoidance of doubt in no event shall a termination fee be due if the Agreement is terminated due to a breach by ODB.

5.	Administrative Expenses. The Issuer shall reimburse ODB for its fees and expenses, including legal fees and expenses incurred in the preparation, negotiation and execution and delivery of this Agreement and shall bear and pay all costs, fees and expenses relating to the preparation, printing, filing and dissemination of information relating to the securities issued to Investors pursuant to each Offering and any amendments or supplements thereto, including any federal or state fees imposed on the Issuer or on ODB relating to the Offering, including but not limited to any costs, fees or expenses incurred by ODB in connection with the review and filing of documents with regulatory authorities (such as costs for federal and state filings of the Offering under Regulation D (e.g., Form D) or Regulation A of the Securities Act (e.g., Form 1-A and FINRA Rule 5110)), and any fees or expenses relating to the issuance and/or delivery of the securities (such as transfer agent fees, certificate fees, DTCC fees, NSCC fees) provided the Parties agree ODB shall have no responsibility to make filings in the name of the Issuer and may do so through an authorized law firm or filing service and pass through such fee, at cost.

6.	Ancillary Issuer Fees. No ancillary fees will be payable by Issuer without its written consent.

7.	Escrow Fees. The cumulative fee for all Escrow Agent and payment processing services shall be two and one-half percent (2.5%) of the dollar value of the securities sold in each Offering at the time of closing.

8.	Fees to Investors. ODB will not charge fees to Investors.